(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc.
Announces Offer to Acquire Insituform East, Inc.

     Chesterfield, MO - February 16, 1999 - Insituform
Technologies, Inc. [NASDAQ: INSUA] ("ITI") today announced that it had sent the following letter to the Chairman of the Board of Insituform East, Inc., a publicly-held company based in Landover, Maryland, and a licensee of the Insituform(R) process:

"February 16, 1999

Mr. George Wm. Erikson
Chairman
Insituform East, Inc.
3421 Pennsy Drive
Landover, MD  20758

Dear George:

     We are writing to offer to acquire Insituform East, Inc. (the "Company") through a negotiated merger transaction in which the Company's stockholders would receive $2.50 in cash for each share of outstanding common stock and Class B common stock. We believe our offer for each share constitutes an extremely attractive opportunity for your stockholders at a price which represents a premium of 150% over the current market price of the Company's common stock. We have been advised by our financial advisor that this offer is one which your stockholders should enthusiastically support.

     We have been studying the benefits of combining our operations with the Company for quite a while and believe that the continuation of the Company's business as part of Insituform Technologies will enable the combined entity to be an even more effective competitor. We believe significant strategic advantages would be gained by executing all the sales and marketing efforts of the Insituform business under a single management and business plan. The combination of the operations of the two companies would also provide substantial operational efficiencies. In addition, the Company would benefit from the financial resources Insituform Technologies could provide.

     We plan to finance the transaction with cash currently on hand or with funds available under our bank line of credit.

     We urge you not to enter into any significant transactions or take other action that could impede or necessitate an adjustment to the terms of our offer and thereby deny the benefits of our proposal to your stockholders.

     Our offer is subject, among other things, to the negotiation and execution of a mutually acceptable definitive merger and other agreements containing provisions customary for transactions of this type, the receipt of any required regulatory approvals and third-party consents, the operation of the Company in the ordinary course of business, and the implementation and completion of all necessary actions to eliminate the applicability of, or satisfy, any anti-

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takeover or other defensive provisions contained in the applicable statutes or the Company's charter and by-laws. We do not expect any anti-trust concerns to provide any impediment to the timely closing of the proposed transaction.

     We hope that you and your Board of Directors will view this offer as we do - an excellent opportunity for the stockholders of the Company to realize full value for their shares to an extent not likely available to them in the marketplace. In the context of a negotiated, friendly transaction, we are prepared to meet with you, your Board of Directors, and your financial advisors, in the first instance to explain why we feel this offer will provide your stockholders full value for their holdings and answer any questions; and, as a follow-on, we are prepared and desirous of entering into immediate discussions with you and your directors, management and advisors to proceed with negotiation and investigations leading to the execution of a definitive all-cash-merger agreement on an expeditious basis.

     However, if necessitated by your refusal to promptly enter into and make progress on meaningful negotiations, you should know that we are prepared to pursue whatever options are available to us to ensure that the Company does not, by means of any actions taken, deny the Company's stockholders, employees, and customers the benefits of our offer.

     We look forward to a prompt response to this letter and sincerely hope that we may move forward to a negotiated transaction which can be presented to your stockholders as the joint effort of our company and your Board of Directors and management.

     Sincerely,

Anthony W. Hooper,
Chairman, President & CEO

cc:  The Board of Directors
     Insituform East, Inc."


     Anthony W. Hooper, Chairman, President and CEO of ITI, said today that the acquisition of Insituform East would enable ITI to further realize its long-term goal of providing trenchless rehabilitation solutions to pipeline problems on a nationwide basis with a unified management and business strategy. Mr. Hooper said that an objective of this acquisition was to make ITI's proprietary processes more competitive in the territory currently served by Insituform East. It would also assist in turning around the ailing operation in Midsouth Partners, a joint venture between ITI and Insituform East operating principally in Tennessee and which has been losing money over the last two years since Insituform East began management of the partnership. "We believe this is a win-win proposal for both sets of shareholders," said Mr. Hooper.

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     Insituform Technologies, Inc. is a worldwide provider of
proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. ITI owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. ITI also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, ITI is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, ITI provides cost-effective solutions for problems caused by deteriorated pipe systems.


CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman, President & CEO
          (314) 530-8000